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                                   Exhibit 2L


DONALD W. WILLIAMS (Senior Vice President and Chief Credit Officer of First Banks, Inc.)

Residence or Business Address:             18 Huntleigh Downs
                                           St. Louis, Missouri 63131

Principal Occupation or Employment:        Financial services

         Name of Employer:                 First Banks, Inc.

         Principal Business:               Bank holding company

         Address:                          135 North Meramec,
                                           Clayton, Missouri 63105

Criminal Proceedings During Last 5 Years:          None

Civil Proceedings During Last 5 Years:             None

Citizenship:                                       U.S.A.